CONFIDENTIAL | FEBRUARY 2007 Project Deep Sea Discussion Materials STRICTLY CONFIDENTIAL Book ____ Exhibit (c)(2)

Confidential Material Disclaimer The following pages contain material to be provided to the Board of Directors of Dolphin (the "Company") by Raymond James & Associates ("Raymond James") in our role as financial advisor to the Company in connection with the proposed transaction (the "Transaction") in which Buyer ("Porpoise") would offer to acquire all or substantially all of the shares of common stock of the Company. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. Any estimates and projections contained herein have been prepared or adopted by the Company's management, or obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Raymond James does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of the Company as the Board of Directors of the Company, and, accordingly, neither the Company nor Raymond James nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. Raymond James does not have any obligation to update or otherwise revise the accompanying materials.

Section 1 Background Information Section 2 Valuation Analysis Appendix A Dolphin Financials Appendix B Comparable Company Analysis Appendix C Fairness Opinion Letter [included as Annex E to the Company's proxy statement filed concurrently with this Schedule 13-E] Table of Contents

Section 1 Background Information

Introduction Background Information The purpose of this presentation is to deliver to the Board of Directors of Dolphin the opinion of Raymond James regarding the fairness, from a financial point of view, of the consideration to be received by Dolphin shareholders in connection with the proposed transaction In arriving at its opinion, Raymond James has: reviewed the financial terms and conditions as stated in the Agreement; reviewed annual reports to shareholders on Form 10-K of the Company for the two fiscal years ended December 31, 2005 and the draft Form 10-K for the fiscal year ended December 31, 2006; reviewed the quarterly reports to shareholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; reviewed other Company financial and operating information requested from and/or provided by the Company; reviewed certain other publicly available information on the Company; discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry; reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

Introduction (continued) Background Information reviewed the reported price and trading activity for the shares of the Company common stock; compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities; reviewed the financial terms of recent business combinations involving companies in comparable businesses; and performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate The analyses included in this presentation are meant to be considered in conjunction with the Raymond James written opinion to the Board of Directors of Dolphin dated February 28, 2007; the form of our written opinion is included in these materials in Appendix C

Section 2 Valuation Analysis

Illustrative Valuation Summary Valuation Analysis

Illustrative Valuation Summary Valuation Analysis

Price / Volume Graph Trailing Twelve Months Valuation Analysis Total volume 1,075,263 shares Note: (1) TTM as of 2/27/07.

Stock Price Histogram Trailing Twelve Months Valuation Analysis Total volume 1,075,263 shares

Comparable Company Multiples Valuation Analysis

Precedent M&A Transactions Selected Recent Container Shipping Transactions Valuation Analysis

Discounted Cash Flow Analysis Valuation Analysis

Appendix A Dolphin Financials

Financial Projections Dolphin Financials Combined Income Statement

Financial Projections Dolphin Financials Combined Adjusted Income Statement

Financial Projections Dolphin Financials Combined Balance Sheet

Financial Projections Dolphin Financials Cash Flows for DCF

Appendix B Comparable Company Analysis

Comparable Company Metrics Comparable Company Analysis

Comparable Company Metrics Comparable Company Analysis

Comparable Company Metrics Comparable Company Analysis

Appendix C Raymond James Fairness Opinion Letter [included as Annex E to the Company's proxy statement filed concurrently with this Schedule 13E-3]